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                                                      EXHIBIT 11

          DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE
   (Shares and dollars in thousands except per share amounts)

                                           For the Nine Months
                                               Ended July 31
                                               1997      1996
1.  Net income                               $748,829  $643,351
2.  Adjustment - Interest expense, after tax
    benefit, applicable to convertible
    debentures outstanding                          9        15
3.  Net income applicable to common stock -
    before interest applicable to
    convertible debentures                   $748,838  $643,366

PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.  Weighted average number of common
    shares outstanding                        254,530   261,341
5.  Incremental shares:
      Dilutive common stock options             3,208     2,344
      Dilutive stock appreciation rights           19        47
      Dilutive contingent shares                  174
        Total incremental shares                3,401     2,391
6.  Primary net income per common share
    (1 divided by 4)                         $   2.94* $   2.46*

FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.  Weighted average number of common
    shares outstanding                        254,530   261,341
8.  Incremental shares:
      Dilutive common stock options             3,374     2,344
      Dilutive stock appreciation rights           20        48
      Dilutive contingent shares                  174
9.  Common equivalent shares from assumed
    conversion of convertible debentures:
      5-1/2% debentures due 2001                   34        51
10. Total                                     258,132   263,784
11. Fully diluted net income per common
    share (3 divided by 10)                  $   2.94* $   2.46*

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*  Net income per common share outstanding was used in the
designated calculations since the dilutive effects of common stock options, stock appreciation rights, contingent shares and assumed conversion of convertible debentures were immaterial.

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